UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2006

CMGI, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23262	04-2921333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Winter Street

Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Wetherell Consulting Agreement

As previously reported on July 27, 2006, David S. Wetherell resigned as a member of Board of Directors of CMGI, Inc. (the “Corporation”) effective August 31, 2006. On August 31, 2006, the Corporation entered into a Consulting Agreement with Mr. Wetherell pursuant to which he will provide certain services to the Corporation for a three year period. These services shall include (i) meeting with the CEO of the Corporation at least twice per year to review the strategic direction of @Ventures, the Corporation’s venture capital business, (ii) meeting with the managing directors of @Ventures at least monthly to review current and prospective @Ventures investments, (iii) identifying new investment opportunities for @Ventures and (iv) providing the Technology Committee of the Board of Directors of the Corporation or its individual members with input on strategy and investments. Mr. Wetherell will not receive any cash compensation for these services. Per the original terms of Mr. Wetherell’s existing stock options, all vested stock options held by Mr. Wetherell will remain exercisable for so long as he maintains a continuous business relationship with the Corporation, but in no event after their expiration date.

The foregoing description is subject to, and qualified in its entirety by, the Consulting Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Executive Compensation

On August 31, 2006, the Human Resources and Compensation Committee of the Board of Directors of the Corporation approved an increase in the annual base salary of Joseph C. Lawler, Chairman, President and Chief Executive Officer of the Corporation, from $550,000 to $605,000, effective September 1, 2006. Mr. Lawler’s target bonus amount for fiscal 2007 remains set at 125% of his salary.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Consulting Agreement, dated August 31, 2006, by and between CMGI, Inc. and David S. Wetherell.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMGI, Inc.

	By:	/s/ Peter L. Gray
Date: September 7, 2006		Peter L. Gray
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consulting Agreement, dated August 31, 2006, by and between CMGI, Inc. and David S. Wetherell.